Exhibit 99.1

Frank S. Hermance to Retire from UGI’s Board of Directors
September 28, 2023

VALLEY FORGE, PA, September 28, 2023 – UGI Corporation (NYSE: UGI) announced today that Frank S. Hermance intends to retire from its Board at the annual shareholder meeting to be held in January 2024. Hermance’s decision complies with the mandatory retirement age set forth in UGI’s corporate governance documents. Mario Longhi has been nominated to succeed Hermance as Chair of the Board.

Roger Perreault, President and Chief Executive Officer of UGI Corporation, stated, “On behalf of our leadership team and the entire UGI Board, I would like to thank Frank for his many contributions in the boardroom, expertise and dedicated service as a member of UGI’s Board during the past twelve years. Frank’s guidance has been incredibly valuable to me and our entire leadership team as we look to best position our Company for success within the evolving energy industry. While we will miss Frank’s thoughtful perspectives, we wish Frank the best in his well-deserved retirement.”

Hermance remarked, “It has been an honor to serve as UGI’s Board Chair as well as a Director. While I will miss working with my fellow Directors, I have greatly appreciated their contributions and commitments to UGI’s success. I am pleased that Mario has agreed to succeed me as Board Chair. His extensive leadership and operational experience as a chief executive of large, international companies, as well as his service as a director of UGI and other global company boards, make him particularly well qualified to guide UGI in 2024 and beyond.”

About UGI Corporation
UGI Corporation (NYSE: UGI) is a distributor and marketer of energy products and services in the US and Europe. UGI offers safe, reliable, affordable, and sustainable energy solutions to customers through its subsidiaries, which provide natural gas transmission and distribution, electric generation and distribution, midstream services, propane distribution, renewable natural gas generation, distribution and marketing, and energy marketing services.

Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

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